March 20, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Announces Termination of Merger Agreement with CapitalSource Inc.

LINCOLN, NE – March 20, 2008 — TierOne Corporation (NASDAQ: TONE) (“TierOne”) announced today that its Board of Directors has terminated the merger agreement between TierOne and CapitalSource Inc. Pursuant to the terms of the merger agreement, either party had the right to terminate the merger agreement if the proposed merger was not completed by February 17, 2008. No termination fee is payable by TierOne as a result of its termination of the merger agreement.

The Board of Directors also authorized the repurchase of up to ten percent, or 1,797,592 shares, of TierOne’s common stock from time to time as conditions warrant.

TierOne Corporation is the parent company of TierOne Bank, a $3.5 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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